Exhibit 99.1

For Release:                         Immediately

Contact:                                 John D. Swift, Chief Financial Officer

MOHAWK INDUSTRIES, INC. ANNOUNCES FIRST QUARTER EARNINGS

Calhoun, Georgia, April 16, 2003 - Mohawk Industries, Inc. (NYSE:MHK) today announced net earnings of $41,640,000 and diluted earnings per share (EPS) of $0.62 per share for the first quarter of 2003.  This compares to $43,210,000 in net earnings and EPS of $0.77 for the first quarter of 2002.  This reduction primarily was the result of lower sales, reduced production levels and higher raw material costs in the Mohawk segment.  Additionally, the Mohawk segment had one less day and the Dal-Tile segment had two less days in the first quarter of 2003 compared to 2002.  Net sales for the quarter increased 25% to $1,084,715,000 compared to $866,710,000 for the first quarter of 2002.  The net sales increase was attributable to the Dal-Tile acquisition.   The first quarter of 2002 included Dal-Tile results for only the seven business days after the acquisition closed on March 20, 2002.  The Mohawk segment net sales of $808,111,000 decreased 4% and the Dal-Tile segment net sales of $276,604,000 increased 5% during the quarter.  On a proforma basis using the same number of days in first quarter of 2003 and 2002, the total company sales were flat, the Mohawk segment decreased 2% and the Dal-Tile segment increased 8%.  The Dal-Tile net sales increase resulted primarily from growth in residential products.

In commenting on the first quarter financials, Jeffrey S. Lorberbaum, President and CEO, stated, "I believe we have delivered reasonable results in this difficult economic environment.  In our press release issued on March 14, 2003, we indicated concern about weakening conditions in our markets as demand declined due to geo-political circumstances and harsh winter weather conditions in the northeast and central U.S.   Subsequent to that release, the war in Iraq began and it appears the economy deteriorated even further.  We are a leading indicator of the economy and many of our customers postpone purchases as consumer confidence falls.  This impacted our first quarter net sales.  The Mohawk segment operating income was negatively affected, when compared to last year, by the lower sales, unabsorbed overhead costs, more aggressive product promotions and raw material price increases.

To offset higher costs, Mohawk implemented a price increase of 5% to 8% in carpet.   We are continuing to reduce direct labor costs, selling, general and administrative expenses, and capital expenditures.  The increase in our inventory balance from the first quarter of 2002 results from higher inventory levels required to meet the growing sales in our hard surface products and purchases of raw material for our Mohawk segment in advance of vendors' price increases.  The receivables decreased from the first quarter of 2002 primarily from collection of an income tax refund ($45,000,000) during the second quarter of 2002 that arose in connection with the Dal-Tile acquisition.  Our balance sheet remains strong with a debt to capitalization ratio of approximately 29% and availability in excess of $700 million under our existing credit facilities.  We also purchased 492,700 shares of common stock, and we have purchased approximately 10,900,000 shares of common stock since the inception of the program in September 1999.

We are anticipating that carpet price increases, normal seasonal sales improvements and cost containment will improve the second quarter.   Based on these factors, our 2003 second quarter earnings forecast range is from $1.05 to $1.15 EPS.

We believe the present business conditions will improve in the fall of this year.  Economists expect the overall economy to improve after the war ends.  We expect a rebound in demand such as we experienced following the terrorist attack on September 11.  In addition, we anticipate improvements in sales and margins in the second half of 2003 based on higher selling prices and lower oil prices.

Over the past five years, Mohawk has become a total flooring supplier, and developed strong brands and efficient production and distribution structures.  Today about 30% of Mohawk's net sales are from hard surface products with our market share continuing to increase.  As the U.S. economy overcomes today's uncertainties, we expect our diversification strategy to deliver solid results.

We were pleased to be named number 361 in the list of the Fortune 500 Largest U.S. Corporations in 2002 which was an improvement from number 455 in 2001.  Additionally, we were ranked number 18 out of the top 500 for growth in profits over ten years.  The Wall Street Journal ranked our company number one in its Furnishings and Appliances category that ranked the performance of the top 1,000 U.S. companies.  After the National Flooring Show, Floor Covering News awarded Mohawk the best overall carpet manufacturer and Dal-Tile the best overall ceramic manufacturer."

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future financial performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates," or similar expressions constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Those statements are based on many assumptions including assumptions regarding the Company's ability to maintain its sales growth and gross margins and to control costs.  These or other assumptions could prove inaccurate and therefore, there can be no assurance that the "forward-looking statements" will prove to be accurate.  Forward-looking statements involve a number of risks and uncertainties.  The following important factors affect the future results of Mohawk and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic conditions generally in the carpet, rug and floorcovering markets served by Mohawk; competition from other carpet, rug and floorcovering manufacturers; raw material prices; timing and level of capital expenditures; the successful integration of acquisitions including the challenges inherent in diverting Mohawk's management attention and resources from other strategic matters and from operational matters for an extended period of time; the successful introduction of new products; the successful rationalization of existing operations; and other risks identified from time to time in the Company's SEC reports and public announcements.

Mohawk is a leading supplier of flooring for both residential and commercial applications and a producer of woven and tufted broadloom carpet, rugs and ceramic tile.  The Company designs, manufactures and markets premier carpet brand names, which include "Mohawk," "Aladdin," "Bigelow," "Custom Weave," "Durkan," "Galaxy," "Helios," "Horizon," "Karastan," "Mohawk Commercial," "World," and "Wunda Weve."  Mohawk offers a broad line of home products including rugs, throws, pillows and bedspreads under the brand names Aladdin, Goodwin Weavers, Karastan, Mohawk Home and Newmark.  Mohawk manufacturers and distributes ceramic tile and natural stone products under the brand names Dal-Tile, Mohawk and American Olean.   Mohawk also offers other products that include laminate, wood and vinyl flooring and carpet padding under the Mohawk brand name.

There will be a conference call Thursday, April 17, 2003 at 11:00 AM Eastern Time.

The telephone number to call is 1-800-603-9255 for US/Canadian calls and (706) 634-2294 for international calls.  A conference call replay will also be available until Friday, April 25, 2003 by dialing 1-800-642-1687 for US/local calls and 1-706-645-9291 for international calls and entering Conference ID #9629743.

DATES FOR FUTURE PRESS RELEASES AND CONFERENCE CALLS:

	PRESS RELEASE	CONFERENCE CALL
2ND QUARTER 2003	JULY 16, 2003	JULY 17, 2003	11:00 AM (800-603-9255)
3RD QUARTER 2003	OCTOBER 16, 2003	OCTOBER 17, 2003	11:00 AM (800-603-9255)
4TH QUARTER 2003	FEBRUARY 5, 2004	FEBRUARY 6, 2004	11:00 AM (800-603-9255)

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Earnings Data	Three months ended
(Amounts in thousands, except per share data)
	March 29, 2003	March 30, 2002

Net sales	$ 1,084,715	866,710
Cost of sales	809,919	651,333

Gross profit	274,796	215,377
Selling, general and administrative expenses	196,603	140,327

Operating income	78,193	75,050
Interest expense	13,098	6,524
Other (income) expense, net	(480)	(61)

Earnings before income taxes	65,575	68,587
Income taxes	23,935	25,377

Net earnings	$ 41,640	43,210

Basic earnings per share	$ 0.63	0.80

Weighted-average shares outstanding	66,355	54,256

Diluted earnings per share	$ 0.62	0.77

Weighted-average common and dilutive potential common shares outstanding	67,119	55,956

Other Financial Information
(Amounts in thousands)

Depreciation & amortization	$ 25,049	21,608

Capital expenditures	$ 24,664	16,027

Consolidated Balance Sheet Data
(Amounts in thousands)
	March 29, 2003	March 30, 2002

ASSETS
Current assets:
Receivables	$ 540,717	619,270
Inventories	761,647	699,789
Prepaid expenses	37,244	31,657
Deferred income taxes	82,074	70,058

Total current assets	1,421,682	1,420,774
Property, plant and equipment, net	851,471	837,167
Goodwill	1,277,453	1,277,453
Other assets	162,053	161,645

	$ 3,712,659	3,697,039

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$ 27,427	253,366
Accounts payable and accrued expenses	684,664	585,840

Total current liabilities	712,091	839,206
Long-term debt, less current portion	789,428	897,831
Deferred income taxes and other long-term liabilities	206,836	172,255

Total liabilities	1,708,355	1,909,292

Total stockholders' equity	2,004,304	1,787,747

	$ 3,712,659	3,697,039

Segment Information	As of or for the Three Months Ended
(Amounts in thousands)
	March 29, 2003	March 30, 2002

Net sales:
Mohawk	$ 808,111	838,226
Dal-Tile (Proforma net sales for 2002 was $264,529)	276,604	28,484

Consolidated net sales	$ 1,084,715	866,710

Operating income:
Mohawk	$ 40,830	72,012
Dal-Tile (Proforma operating income for 2002 was $36,435)	38,348	4,630
Corporate and eliminations	(985)	(1,592)

Consolidated operating income	$ 78,193	75,050

Assets:
Mohawk	$ 1,716,325	1,722,898
Dal-Tile	1,880,943	1,866,703
Corporate and eliminations	115,391	107,438

Consolidated assets	$ 3,712,659	3,697,039